Exhibit 99.(h)(3)(iii)

Execution

AMENDMENT TO SERVICE AGREEMENT

This Amendment to the Service Agreement (the “Amendment”) is dated and effective as of March 7, 2024, by and between State Street Bank and Trust Company, a Massachusetts trust company (“State Street”), and each management investment company identified on Schedule A to the Agreement (as defined below) (each, the “Trust”).

WHEREAS, State Street and each Trust entered into a Service Agreement dated and effective as of May 31, 2018 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”); and

WHEREAS, State Street and each undersigned Trust desire to amend the Agreement as more particularly set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

1.              Amendment to Agreement.

(a)            Section 5 of the Agreement is hereby amended to replace the existing heading with a new heading “ REGULATORY SUPPORT SERVICES AND FUND ADMINISTRATION TREASURER’S INSIGHTS SERVICES”, and to add the following paragraph immediately preceding the second paragraph of Section 5:

“State Street shall provide the services as listed on Schedule B7, subject to the authorization and direction of the Trust and, in each case where appropriate, the review and comment by the Trust’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between State Street and the Trust.”

(b)            A new Schedule B7 is hereby added to the Agreement as set forth in Exhibit 1 hereto.

(c)            Section 9 of the Agreement is hereby amended to add the following paragraph at the end of Section 9:

“Each party may store confidential information with third-party providers of information technology services, and permit access to confidential information by such providers as reasonably necessary for the receipt of cloud computing and storage services and related hardware and software maintenance and support. Such confidential information must be disclosed under obligations of confidentiality. The parties acknowledge and agree that the limitations in Section 10(b) regarding disclosure of Data apply to the provision of confidential information to third-party providers of information technology services pursuant to this Section.”

(d)            Section 10 of the Agreement is hereby amended to add the following paragraph as subsection (c) at the end of Section 10:

“(c)         Subject to paragraph (b) above, State Street and/or its Affiliates (except those Affiliates or business divisions principally engaged in the business of asset management) may use any data or other information (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Trust and State Street or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Trust or any Fund, and publish, sell, distribute or otherwise commercialize the Data; provided that, unless the Trust otherwise consents, Data is combined or aggregated with information relating to (i) other customers of State Street and/or its Affiliates or (ii) information derived from other sources, in each case such that any published information will be displayed in a manner designed to prevent attribution to or identification of such Data with the Trust or Fund. The Trust agrees that State Street and/or its Affiliates may seek to profit and realize economic benefit from the commercialization and use of the Data, that such benefit will constitute part of State Street’s compensation for services under this Agreement or such other agreement, and State Street and/or its Affiliates shall be entitled to retain and not be required to disclose the amount of such economic benefit and profit to the Trust or Fund.”

2.              Miscellaneous.

(a)            Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

(b)            This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized representative(s) as of the date first written above.

EACH MANAGEMENT INVESTMENT COMPANY SET FORTH ON SCHEDULE A TO THE AGREEMENT (AS AMENDED)

By:	/s/ Joanne Kilkeary
Name:	Joanne Kilkeary
Title:	VP & Treasurer

By:	/s/ Rose Ann Bubloski
Name:	Rose Ann Bubloski
Title:	VP & Assistant Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gregory V. Nikiforow
Name:	Gregory V. Nikiforow
Title:	Managing Director and Global Relationship Manager

Exhibit 1

SCHEDULE B7

Fund Administration Treasurer’s Insights Services

Subject to the authorization and direction of the Trust, State Street will provide the Treasurer’s Insights Services set forth herein (the “TI Services”).

1. TI Services

In partnership with a third party accounting firm (“Provider”) retained by State Street, State Street will perform (or cause the Provider to perform, as applicable) the services described as follows:

(a)            Oversee and manage Provider’s: (1) annual Agreed Upon Procedure (AUP) review of the specific administration and accounting processes of the Trust, as mutually agreed between State Street and the Trust in writing from time to time, and (2) preparation and delivery to the Trust of an appropriately detailed written report as a result of each such annual review. State Street’s oversight and management responsibilities include the design, maintenance and facilitation of the AUP reviews from State Street’s perspective.

(b)            Execute additional reviews of the Funds’ financial statements, as mutually agreed between State Street and the Trust in writing from time to time, and provide the Trust with a completed review package with each first draft of a Fund's financial statements. State Street shall also review the Funds’ draft financial statements and footnotes thereto (excluding the “tax footnote” disclosures) on an annual and semi-annual basis, as applicable, to confirm that such draft financial statements (excluding the “tax footnote” disclosures) were prepared in accordance with Generally Accepted Accounting Principles. These reviews will take place prior to each delivery of the first draft of a Fund’s draft financial statements for the Trust’s review and approval and are in addition to, and complementary of, State Street’s current standard operating procedures and existing services-related obligations under the Agreement. The focus of these additional reviews will be on both the proper recognition of processes subjected to AUP reviews as well as higher-level analytical and reasonability checks.

2. Provider

State Street will choose the Provider at its sole discretion. If the Provider is removed or withdraws as Provider, then State Street shall be relieved of its obligation to cause the Provider to perform that portion of the TI Services that are to be provided by the Provider hereunder. State Street shall take commercially reasonable efforts to find a replacement Provider in the event the Provider is removed or withdrawn.

3. Limitation of Liability

State Street shall assume no responsibility and shall be without liability for any loss, liability, claim or expense suffered or incurred by the Trust arising as a result of performing the TI Services hereunder unless caused by or resulting from the gross negligence, bad faith or willful misconduct of State Street, its affiliates, or its subcontractors (including the Provider) or that of its or their officers or employees or its or their respective controlled affiliates’ officers or employees. State Street shall be responsible for the performance of only such TI Services as are set forth herein and, except as otherwise provided under Section 4 below, shall have no responsibility for the actions or activities of any other person, including the Trust, the Funds, or any service provider to the foregoing. Notwithstanding any contrary terms that may be contained herein (but subject to the terms set forth in the Agreement), State Street acknowledges and agrees that the terms of this Schedule shall not in any manner affect any rights under the Agreement in respect of the services to be provided thereunder including, without limitation, any rights in respect of State Street’s errors of judgment, mistakes of law or losses or damages resulting from the performance or nonperformance of State Street’s duties under the Agreement, even if any of such errors, mistakes, losses or damages are discovered as a result of the TI Services provided under this Schedule.

Subject to the foregoing, if State Street is held liable for any reason in connection with the TI Services performed pursuant to this Schedule, including, but not limited to, any liability relating to the Trust’s compliance with any federal or state statute, regulation or ruling, State Street’s cumulative liability for any such events for each calendar year in which an event occurred resulting in liability, regardless of the form of action or legal theory, shall be limited to the aggregate fees paid to State Street in respect of such calendar year for such TI Services under this Schedule.

Except as explicitly set forth herein, all other provisions of the Agreement, including but not limited to, the exculpatory provisions and other limitations on liability, shall remain in full force and effect.

4. Liability for Provider

State Street represents and warrants that its agreement with Provider includes and will at all times include:

(a)            an obligation for Provider to perform the portion of the TI Services that are to be performed by Provider in accordance with the Attestation Standards of the American Institute of Certified Public Accountants, and

(b)            commercially reasonable exculpatory and liability limitations provisions to enable State Street (and therefore the Trust) to have a reasonable remedy in respect of any loss, damage or expense suffered or incurred by the Trust resulting from the actions or omissions of the Provider; and

(c)            commercially reasonable confidentiality provisions requiring the Provider to maintain the confidentiality of the Fund’s information in a manner that is at least as stringent as the confidentiality obligations to which State Street is subject pursuant to the Agreement.

State Street will be responsible to the Trust for any loss, damage or expense suffered or incurred by the Trust resulting from the actions or omissions of the Provider to the same extent the Provider is responsible to State Street in accordance with (a), (b) and (c) above.